EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (480) 606-3337 Financial Dynamics, Investor Relations Jim Byers (Investors) (415) 439-4504 Christopher Katis (Media) (415) 439-4518

For immediate release

RURAL/METRO ANNOUNCES THIRD-QUARTER NET REVENUE

OF $136.8 MILLION; NET INCOME OF $2.2 MILLION

•	10.6% Increase in Net Revenue over 2003
•	9.1% Increase in Same-Service-Area EMS Revenue Over Prior Year
•	11% Increase in EBITDA to $12.3 Million

SCOTTSDALE, Ariz. (May 14, 2004)—Rural/Metro Corporation (NASDAQ: RURLC), a leading national provider of medical transportation and fire protection services, announced today the results for its fiscal 2004 third quarter ended March 31, 2004.

Net revenue for the three months ended March 31, 2004 was $136.8 million, compared to $123.7 million for the same quarter of the prior year, representing an increase of 10.6%. For the nine months ended March 31, 2004, net revenue was $401.0 million, compared to $368.0 million for the same period of the prior year, representing an increase of 9.0%.

Medical transportation and related service revenue increased $12.1 million, or 11.5%, from $105.7 million for the three months ended March 31, 2003 to $117.8 million for the three months ended March 31, 2004. These overall results reflect the Company’s continued focus on same-service-area growth, improved billing and collections, rate increases, and operational efficiencies. On a same-service-area basis, medical transportation and related service revenue for the three months ended March 31, 2004 increased $9.7 million, or 9.1% over the same period of the prior year. Additionally, there was a $1.9 million increase in revenue related to new contracts.

Fire and other revenue increased approximately $1.0 million, or 5.6%, from $18.0 million for the three months ended March 31, 2003 to $19.0 million for the three months ended March 31, 2004. The increase is primarily due to an increase in fire subscription revenue of $0.8 million primarily as a result of increased subscription rates.

Income from continuing operations for the three months ended March 31, 2004 was $2.2 million, compared to a loss from continuing operations of $(11,000) in the same period of fiscal 2003. For the first nine months of fiscal 2004, the company reported income from continuing operations of $5.1 million, compared to a loss from continuing operations of $(2.0) million for the same period in fiscal 2003.

Jack Brucker, President and Chief Executive Officer, said, “We are pleased to generate consistent growth in revenue and income, as we execute on our strategic plan to increase market share in existing service areas. Our commitment to this plan has resulted in consistent improvement in financial and operating performance.”

For the three months ended March 31, 2004, medical transport volume increased by approximately 6.0%, representing 15,600 additional transports over the same period of the prior year. Approximately 4,400 of the additional transports provided in the three-month period were attributed to new contract activity. For the nine months ended March 31, 2004, medical transport volume increased by 5.2%, representing an additional 39,400 transports over the same period of the prior year. Approximately 13,000 of the additional transports provided in the nine-month period were attributed to new contract activity.

For the three months ended March 31, 2004, the company reported $12.3 million in earnings before interest, taxes, depreciation and amortization (EBITDA), compared to $11.1 million for the same period of the prior year. For the first nine months of fiscal 2004, the company reported EBITDA of $36.7 million, compared with $43.7 million for the same period of the prior year. Excluding a $12.5 million, non-cash gain for the disposal of the company’s Latin American operations, EBITDA for the nine months ended March 31, 2003 would have been $31.2 million.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles, and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of EBITDA to cash provided by operating activities in a table that accompanies this press release.

Cash collections for the three months ended March 31, 2004 totaled $115.7 million, compared to $110.0 million for the same period in fiscal 2003. For the nine months ended March 31, 2004, cash collections totaled $340.3 million, compared to $330.8 million for the same period in fiscal 2003.

Brucker continued, “While we are diligent in our ongoing efforts to create consistent growth, we also remain intently focused on sustaining strong cash-flow performance.” Daily cash deposits for the three months ended March 31, 2004 averaged $1.9 million, compared to an average of $1.8 million daily for the three months ended March 31, 2003.

Contract activities during the quarter included the award of long-term, exclusive medical transportation renewal contracts in two Arizona communities and one aircraft rescue and fire fighting (ARFF) renewal contract at a municipal airport in North Dakota. The medical transportation contract renewals were awarded for continuing service to the Town of Gilbert, Arizona, and the City of Apache Junction, Arizona. Each contained terms of up to nine years. The ARFF contract provided for a two-year renewal to continue providing airport fire and safety services to the Bismarck Municipal Airport in North Dakota.

“We are very pleased to continue serving each of these customers,” Brucker said, adding, “Our ability to continuously renew contract relationships illustrates the high level of confidence and satisfaction that our customers have in the quality of our services.”

Following is a summary of certain of the company’s key operating statistics. EMS transports and Average EMS Patient Charge statistics have been adjusted for discontinued operations:

	Q3 ‘03 (3/31/03)	Q4 ‘03 (6/30/03)	Q1 ‘04 (9/30/03)	Q2 ‘04 (12/31/03)	Q3 ‘04 (3/31/04)
EMS Transports (1)	254,000	253,200	259,900	266,200	269,600
Net/Net Average EMS Patient Charge (2)	$298	$299	$307	$308	$311
Average DSO (YTD) (3)	44	44	42	43	44

(1)	EMS transports from continuing operations are defined as actual patient transports, excluding those under capitated contract arrangements.
(2)	Net/Net Average Emergency Medical Services (EMS) Patient Charge is defined as gross EMS transport revenue minus provisions for Medicare, Medicaid and other third-party payers and doubtful accounts divided by EMS transports from continuing operations. For the purpose of this calculation, revenue and transports related to capitated contracts are excluded.
(3)	Average year-to-date DSO is defined as average accounts receivable divided by net revenue per day, as calculated on a year-to-date basis.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

Except for historical information herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; the company’s ability to generate operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margins, further enhance the efficiency of the collection process, and effectively manage collateral requirements and costs related to its insurance coverage. Additional factors that could affect the company are described in its Form 10-K, as amended, for the fiscal year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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(Tables to Follow)

4

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands)

	March 31, 2004	June 30, 2003
ASSETS	(Unaudited)
Current assets:
Cash	$9,253	$12,561
Accounts receivable, net of allowance for doubtful accounts of $54,270 and $48,422 at March 31, 2004 and June 30, 2003, respectively	67,300	60,428
Inventories	11,283	11,504
Prepaid expenses and other assets	5,750	7,511

Total current assets	93,586	92,004
Property and equipment, net	40,564	43,010
Goodwill	41,167	41,167
Insurance deposits	8,299	7,937
Other assets	13,720	12,048

	$197,336	$196,166

LIABILITIES, MINORITY INTEREST, REDEEMABLE NONCONVERTIBLE PARTICIPATING PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$12,197	$13,778
Accrued liabilities	51,349	57,698
Deferred revenue	18,417	17,603
Current portion of long-term debt	1,465	1,329

Total current liabilities	83,428	90,408
Long-term debt, net of current portion	304,397	305,310
Other liabilities	—	181
Deferred income taxes	650	650

Total liabilities	388,475	396,549

Minority interest	2,382	1,984

Series B redeemable nonconvertible participating preferred stock, $.01 par value, 634,647 shares authorized, 211,549 shares issued and outstanding at March 31, 2004 and June 30, 2003; including accretion of $7,207 and $3,604, respectively (redemption value of $15.0 million)	11,396	7,793

Series C redeemable nonconvertible participating preferred stock, $.01 par value, 283,979 shares authorized, 283,979 shares issued and outstanding at March 31, 2004; including accretion of $1,010 (redemption value of $10.0 million)	4,446	—

Stockholders' equity (deficit):
Common stock, $.01 par value 23,000,000 shares authorized, 16,876,196 and 16,207,830 shares issued and outstanding at March 31, 2004 and June 30, 2003, respectively	172	166
Additional paid-in capital	131,248	135,405
Treasury stock	(1,239)	(1,239)
Accumulated deficit	(339,544)	(344,492)

Total stockholders' equity (deficit)	(209,363)	(210,160)

	$197,336	$196,166

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three and Nine Months Ended March 31, 2004 and 2003

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2004	% of Net revenue	2003	% of Net revenue	2004	% of Net revenue	2003	% of Net revenue
			(As Restated*)				(As Restated*)

Net revenue	$136,755	100.0%	$123,696	100.0%	$400,993	100.0%	$368,048	100.0%

Operating expenses:
Payroll and employee benefits	71,178	52.0%	67,508	54.6%	211,217	52.7%	201,853	54.8%
Provision for doubtful accounts	23,533	17.2%	19,245	15.6%	66,142	16.5%	59,030	16.0%
Depreciation and amortization	3,179	2.3%	3,197	2.6%	8,874	2.2%	9,671	2.6%
Other operating expenses	29,774	21.8%	25,994	21.0%	86,930	21.7%	78,348	21.3%
Restructuring and other	—	0.0%	—	0.0%	—	0.0%	(1,421)	-0.4%

Total operating expenses	127,664	93.4%	115,944	93.7%	373,163	93.1%	347,481	94.4%

Operating income	9,091	6.6%	7,752	6.3%	27,830	6.9%	20,567	5.6%
Interest expense	(6,898)	-5.0%	(7,211)	-5.8%	(22,106)	-5.5%	(20,452)	-5.6%
Interest income	16	0.0%	32	0.0%	67	0.0%	81	0.0%

Income from continuing operations before income taxes and minority interest	2,209	1.6%	573	0.5%	5,791	1.4%	196	0.1%
Income tax provision	(94)	-0.1%	(66)	-0.1%	(289)	-0.1%	(176)	0.0%
Minority interest	65	0.0%	(518)	-0.4%	(398)	-0.1%	(1,996)	-0.5%

Income (loss) from continuing operations	2,180	1.6%	(11)	0.0%	5,104	1.3%	(1,976)	-0.5%
Income (loss) from discontinued operations	(13)	0.0%	546	0.4%	(156)	0.0%	15,012	4.1%

Net income	2,167	1.6%	535	0.4%	4,948	1.2%	13,036	3.5%
Less: Net income allocated to redeemable nonconvertible participating preferred stock under the two-class method	(495)	-0.4%	(62)	-0.1%	(964)	-0.2%	(1,050)	-0.3%
Less: Accretion of redeemable nonconvertible participating preferred stock	(1,706)	-1.2%	(1,202)	-1.0%	(4,613)	-1.2%	$(2,403)	-0.7%

Net income (loss) applicable to common stock	$(34)		$(729)		$(629)		$9,583

Income (loss) per share
Basic -
Loss from continuing operations applicable to common stock	$(0.00)		$(0.07)		$(0.03)		$(0.26)
Income (loss) from discontinued operations applicable to common stock	$(0.00)		$0.03		$(0.01)		$0.86

Net income (loss)	$(0.00)		$(0.04)		$(0.04)		$0.60

Diluted -
Loss from continuing operations applicable to common stock	$(0.00)		$(0.07)		$(0.03)		$(0.26)
Income (loss) from discontinued operations applicable to common stock	$(0.00)		$0.03		$(0.01)		$0.86

Net income (loss)	$(0.00)		$(0.04)		$(0.04)		$0.60

Average number of shares outstanding—Basic and diluted	16,750		16,163		16,557		16,100
*	We have restated our earnings per share calculations for the three and nine months ended March 31, 2003 to reflect earnings per share using the two-class method.

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Nine Months Ended March 31, 2004 and 2003

(Unaudited)

(In thousands)

	2004	2003
Cash flows from operating activities:
Net income	$4,948	$13,036
Adjustments to reconcile net income to net cash provided by operating activities-
Non-cash portion of gain on disposition of Latin American operations	—	(13,732)
Non-cash reversal of restructuring and other	—	(1,421)
Depreciation and amortization	9,423	10,105
(Gain) loss on sale of property and equipment	104	(162)
Provision for doubtful accounts	68,175	63,530
Earnings of minority shareholder	398	2,001
Amortization of deferred financing costs	2,083	1,608
Amortization of debt discount	19	19
Change in assets and liabilities-
Increase in accounts receivable	(75,047)	(61,500)
Decrease in inventories	221	310
Decrease in prepaid expenses and other assets	1,761	1,848
Increase in insurance deposits	(362)	(916)
(Increase) decrease in other assets	(797)	545
Decrease in accounts payable	(1,581)	(1,052)
Decrease in accrued liabilities and other liabilities	(5,394)	(10,119)
Increase in deferred revenue	815	457

Net cash provided by operating activities	$4,766	$4,557

Cash flows from investing activities:
Capital expenditures	(6,182)	(6,706)
Proceeds from the sale of property and equipment	92	559

Net cash used in investing activities	$(6,090)	$(6,147)

Cash flows from financing activities:
Repayments on credit facility	(1,000)	—
Repayment of debt and capital lease obligations	(931)	(1,253)
Distributions to minority shareholders	—	(361)
Cash paid for debt modification costs	(515)	(1,440)
Proceeds from issuance of common stock	462	391

Net cash used in financing activities	$(1,984)	$(2,663)

Effect of currency exchange rate changes on cash	—	(21)

Decrease in cash	(3,308)	(4,274)
Cash, beginning of period	$12,561	$10,677

Cash, end of period	$9,253	$6,403

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA

TO CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net income	$2,167	$535	$4,948	$13,036
Add back:
Depreciation and amortization	3,200	3,332	9,423	10,105
Interest expense	6,898	7,211	22,106	20,452
Interest income	(16)	(32)	(67)	(81)
Income tax provision	94	66	289	176

EBITDA	12,343	11,112	36,699	43,688

Increase (decrease):
Interest expense	(6,898)	(7,211)	(22,106)	(20,452)
Interest income	16	32	67	81
Income tax provision (benefit)	(94)	(66)	(289)	(176)
(Gain) loss on sale of property and equipment	94	197	104	(162)
Non-cash portion of gain on disposal of Latin American operations	—	—	—	(13,732)
Non-cash reversal of restructuring and other	—		—	(1,421)
Provision for doubtful accounts	23,619	20,578	68,175	63,530
Earnings of minority shareholder	(65)	523	398	2,001
Amortization of deferred financing costs	669	737	2,083	1,608
Amortization of debt discount	6	6	19	19
Changes in operating assets and liabilities	(28,054)	(26,944)	(80,384)	(70,427)

Net cash provided by (used in) operating activities	$1,636	$(1,036)	$4,766	$4,557

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditure, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity.